April 2008
Amendment No. 3 to Free Writing Prospectus Filed pursuant to Rule 433 dated April 8, 2008
Relating to Preliminary Pricing Supplement No. 569 dated April 8, 2008
To Registration Statement No. 333-131266

STRUCTURED INVESTMENTS
Opportunities in Equities

Protected Index-Linked Securities due November 5, 2014
Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Protected Index-Linked Securities offer capital protection, variable monthly income and appreciation potential at maturity.  The monthly coupon payment is generated by distributions with respect to a hypothetical investment in the S&P MLP Index.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	November 5, 2014
Original issue price:	$10 (see “Commissions and Issue Price” below)
Stated principal amount:	$10
Pricing date:	April , 2008
Original issue date:	April , 2008 (5 business days after the pricing date)
Aggregate principal amount:	$
Reference Index
The Reference Index will be the 2008-1 MLP Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”).  The two assets are (i) the Equity Component, which represents a hypothetical investment in the S&P MLP Index, and (ii) the Zero-Coupon Bond Component.  The liability is the Leverage Component.

The Reference Index will have an initial value of 97.
Please read “Investment Overview” on pages 2-6 for more information on the Reference Index.
Payment at maturity	$10 plus a Supplemental Redemption Amount, if any.
Supplemental redemption amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the Determination Date from the threshold value of 100.
Variable monthly coupon:
The variable monthly coupon payment on the securities will be based upon the allocation, if any, to the Equity Component within the Reference Index and calculated by reference to the distributions on the component securities of the S&P MLP Index.  The variable coupon payment is expected to change over time, depending on (i) the Hypothetical Monthly Income related to the performance of the Equity Component in any month, (ii) the allocation to the Equity Component, if any, and (iii) the Reference Index Closing Value.

Coupon payments will not be paid if the allocation to the Equity Component within the Reference Index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the Equity Component below a threshold value.

Please read “Investment Overview—Variable Monthly Coupon Payments” on page 8 for more information on the variable monthly coupon payments.
Determination date:	October 31, 2014
CUSIP:	617480173
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security:	$10.00	$0.30	$9.70
Total:	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per PLUS.  Please see “Syndicate Information” on page 11 for further details.

(2)
If you continue to hold your securities, we will pay the brokerage firm through which you hold your securities additional commissions on an annual basis.  The additional commissions will accrue at a rate of 0.25% per annum for each day that the reference index includes an allocation to the equity component based on the closing value of the reference index on such day.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Preliminary Pricing Supplement No. 569 dated April 8, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Investment Overview

Protected Index-Linked Securities
The Protected Index-Linked Securities due November 5, 2014, which we refer to as the securities, can be used:
▪	To access a rule driven process that allocates the Reference Index among three Index Components
▪	To gain access via the Equity Component to an emerging asset class
▪
To potentially enhance yield and potentially earn a variable coupon that may be greater than the interest payments on a six and one-half year bond of equivalent rating issued by Morgan Stanley on a per annum basis

▪	To potentially gain leveraged exposure to the Equity Component while maintaining principal protection

The securities are linked to the Reference Index which tracks the performance of hypothetical investments in the following three Index Components:

Equity Component

Each unit of Equity Component represents the value of a hypothetical investment in the S&P MLP Index.  The allocation to the Equity Component will vary over the term of the securities and will be capped at 150% of the Reference Index.  However, the allocation may be as low as zero, in which case, coupon payments on the securities will cease.  The variable coupon payments are based on the distribution yield generated by any allocation to the Equity Component.

Zero-Coupon Bond Component

Each unit of Zero-Coupon Bond Component represents the value at any time of a hypothetical $100 face value zero-coupon bond investment maturing on the scheduled Determination Date with a yield to maturity equal to the applicable zero-coupon yield based on prevailing USD swap rates.  The Zero-Coupon Bond Component serves to assure that the value of the Reference Index will be at or above 100 at maturity.

Leverage Component

The Leverage Component represents the cost of hypothetical borrowed funds which are used to leverage the allocation to the Equity Component above 100% (up to a maximum allocation of 150% of the Reference Index).

April 2008	Page 2

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

S&P MLP Index Overview

The S&P MLP Index is a modified market capitalization weighted index composed of master limited partnerships and publicly traded limited liability companies, both of which we refer to as MLPs, in the oil and gas sector.  The majority of MLPs, and all of the MLPs eligible for inclusion in the S&P MLP Index, are in the energy sector and tend to be concentrated in businesses that produce consistent cash flow but have limited growth potential, such as pipelines and storage terminals.  MLPs generally trade on securities exchanges but are not subject to entity-level taxation.  The S&P MLP Index is calculated and maintained by S&P and is intended to track the leading oil and gas MLPs that trade on major U.S. exchanges.  The base date of the S&P MLP Index is July 20, 2001 and the base value is 1,000.  As of December 31, 2007 the S&P MLP Index had forty constituents with a total adjusted market capitalization of $70.72 billion.  MLPs tend to be concentrated in businesses that produce consistent cash flow but have limited growth potential, such as pipelines and storage terminals.  See “Information about the Reference Index—S&P MLP Index” on page 28.

Set forth below is a list of the ten most heavily weighted MLPs in the S&P MLP Index as of December 31, 2007, along with their respective Bloomberg ticker symbols and weightings in the index:

Name	Bloomberg Ticker Symbol	Weighting (in millions)
Enterprise Products Partners LP	EPD	$9,008.6
Kinder Morgan Energy Partners LP	KMP	$8.268.2
Energy Transfer Partners LP	ETP	$5,511.3
Kinder Morgan Management LLC	KMR	$3,179.9
Plains All American Pipeline LP	PAA	$5,186.7
Enbridge Energy Partners LP	EEP	$2,791.8
Magellan Midstream Partners LP	MMP	$2,856.6
TEPPCO Partners LP	TPP	$2,790.1
NuStar Energy LP	NS	$2,027.8
NuStar GP Holdings LLC	NSH	$587.3

April 2008	Page 3

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Information as of market close on March 27, 2008

Bloomberg Ticker Symbol:	SPMLP
Current Index Level:	1,453.05
52 Weeks Ago:	1,704.99
52 Week High (on 7/13/07):	1,834.80
52 Week Low (on 3/20/08):	1,411.52
Current Dividend Yield (per annum)	6.35%

The following graph shows the daily closing values of the S&P MLP Index from January 1, 2003 through March 27, 2008.  You should not take the historical values of the S&P MLP Index as an indication of future performance.

S&P MLP Index Historical Performance January 1, 2003 through March 27, 2008

April 2008	Page 4

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

The Reference Index

Initially, the Reference Index allocation for each Index Component is expected to be:

Index Component	Allocation
Equity Component	90% to 100%
Zero-Coupon Bond Component	0% to 10%
Leverage Component	0%

The actual initial allocations will be set on the Pricing Date, based on the Targeted Equity Exposure (as defined below) on the Pricing Date.  These allocations will be adjusted over the term of the securities depending on the performance of the Equity Component and the Zero-Coupon Bond Component.

On any index business day, the value of the Reference Index will equal the sum of (i) the value of the allocation to the Equity Component, plus (ii) the value of the allocation to the Zero-Coupon Bond Component, minus (iii) the value of the Leverage Component, minus (iv) one day’s pro rata portion of the Reference Index Adjustment Factor of 1.75% per annum, if the Reference Index then includes any allocation to the Equity Component.  The initial value of the Reference Index will be 97.

The “Reference Index Closing Value” on any index business day will be calculated by Morgan Stanley & Co. Incorporated, as the “Calculation Agent,” based on the values of the Index Components at the regular weekday close of trading on that index business day as described in the paragraph above.  The Reference Index Closing Value on any day that is not an index business day will equal the Reference Index Closing Value on the previous day minus the Reference Index Adjustment Factor and the Daily Leverage Charge of federal funds rate plus 1.40% per annum on the Leverage Component, if any, for that day.

Allocation of hypothetical investments between the Equity Component and the Zero-Coupon Bond Component will be determined through a dynamic allocation strategy based upon the performance of the Equity Component and changes in interest rates.  The strategy is designed to maximize the Reference Index’s exposure to the Equity Component without jeopardizing the ability of the Reference Index to be at or above 100 at maturity by adjusting the hypothetical investments as described below.

April 2008	Page 5

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

As the value of the Equity Component or interest rates change, the allocation of the Index Components within the Reference Index is expected to change as follows:

▪
If the value of the Equity Component increases (assuming no change in other factors), the allocation to the Equity Component within the Reference Index may increase and the allocation to the Zero-Coupon Bond Component may decrease.  The allocation to the Equity Component may be increased up to 150% of the Reference Index through the use of borrowed funds from the Leverage Component.

▪
If the value of the Equity Component decreases (assuming no change in other factors), the allocation of the Equity Component within the Reference Index may decrease and the allocation to the Zero-Coupon Bond Component may increase.

The reallocation process is designed to maximize the Reference Index’s exposure to the Equity Component to the extent that such Equity Component exposure is consistent with the objective of achieving a value of the Reference Index of at least 100 at the maturity of the securities.  However, if the allocation to the Equity Component falls to zero, it will remain at zero for the remaining term of the securities and, because the Equity Component generates the variable coupon payments, your opportunity to receive the variable monthly coupon payments will end.

The dynamic allocation process is systematic and rule-driven.  The process involves comparing the value of the Reference Index to the “Bond Floor” (which is the value of a hypothetical zero-coupon bond with a face value of $100 maturing on the scheduled Determination Date with a yield to maturity equal to the applicable zero-coupon yield based on prevailing USD swap rates) in order to determine whether more or less hypothetical funds may be invested in the Equity Component in a manner that is consistent with the goal of assuring that the value of the Reference Index will be at or above 100 at maturity:

▪	When the Reference Index is sufficiently greater than the Bond Floor, the allocation to the Equity Component will be increased.

▪	Conversely, if the Reference Index is too close to the Bond Floor, the allocation to the Equity Component will be decreased.

▪
The Bond Floor will rise when interest rates fall, which may lead to a decrease in the allocation to the Equity Component within the Reference Index and an increase in the allocation to the Zero-Coupon Bond Component.

The above is an overview of the securities and the Reference Index.  For a more detailed description, please read the section in the accompanying preliminary pricing supplement called “Description of Securities.”  You may access the preliminary pricing supplement via the following hyperlink:

Amendment No. 1 to Preliminary Pricing Supplement No. 569 dated April 8, 2008

Please also read all of the examples under “Information about the Reference Index—Hypothetical Historical Data on the Reference Index” on page 22.

Dynamic Allocation

The allocation between the Equity Component and the Zero-Coupon Bond Component will change during the term of the securities pursuant to a pre-determined dynamic allocation process.  The dynamic allocation process is designed to allow varying exposure to the Equity Component, with the objective of maximizing return potential while assuring that the value of the Reference Index will be at or above 100 at maturity.  Using borrowed funds available through the Leverage Component, the allocation to the Equity Component within the Reference Index could be increased up to 150% of the value of the Reference Index if the value of the Equity Component increases sufficiently, but the allocation to the Equity Component could be as low as zero if the value of the Equity Component or interest rates decrease sufficiently.  If the amount allocated to the Equity Component falls to zero at any time during the term of the securities, it will remain at zero and no coupon will be paid for the remaining term of the securities.

A reallocation of the hypothetical funds invested in the Index Components that constitute the Reference Index at any time will occur upon a Reallocation Determination Event, an Underlying Index Reallocation Event or a Defeasance Event, as described below.

April 2008	Page 6

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Reallocation Determination Event

The Calculation Agent will determine that a Reallocation Determination Event has occurred when the difference between the Reference Index Closing Value and the Bond Floor divided by the value of the allocation to the Equity Component (the “Gap Ratio”) is outside the acceptable range of 15% to 25% (the “Target Gap Risk Range”).

▪
If the Gap Ratio is below the Target Gap Risk Range, indicating that the exposure to the Equity Component is outside the preferred risk tolerance of the Reference Index, the allocation process requires a reduction of the allocation to the Equity Component down to the Targeted Equity Exposure.

▪
If the Gap Ratio is above the Target Gap Risk Range, indicating a suboptimal exposure to the Equity Component, the allocation process requires an increase of the allocation to the Equity Component up to the Targeted Equity Exposure.

The “Targeted Equity Exposure” at any time is the product of (i) 5 times (ii) the Buffer, up to the maximum of 150% of the Reference Index.  The “Buffer” represents the percentage by which the Reference Index Closing Value exceeds the Bond Floor on any day.

On each index business day, the Calculation Agent will test whether a Reallocation Determination Event has occurred as of the end of the previous index business day and generally, any required hypothetical reallocation of funds will be effected on the index business day of such determination.

Assuming the Calculation Agent determines that a Reallocation Determination Event has occurred, the following table illustrates the effect on the allocation to the Equity Component based on changes in various factors (assuming no change in other factors):

Change in factor	Effect on allocation to the Equity Component within the Reference Index
Value of Equity Component rises	Allocation to the Equity Component tends to increase as the difference between the Reference Index Closing Value and the Bond Floor increases
Value of Equity Component falls	Allocation to the Equity Component tends to decrease as the difference between the Reference Index Closing Value and the Bond Floor decreases
Interest rates increase	Allocation to the Equity Component tends to increase as Bond Floor decreases
Interest rates decrease	Allocation to the Equity Component tends to decrease as Bond Floor increases

Underlying Index Reallocation Event

If, at any time during an index business day, the S&P MLP Index drops by 10% or more from the previous closing value, a reallocation will be effected by the Calculation Agent as soon as reasonably practicable.

Defeasance Event

If, in testing whether a Reallocation Determination Event has occurred or following an Underlying Index Reallocation Event, the Calculation Agent determines that the Buffer has fallen to below 1%, all of the hypothetical funds will be allocated to the Zero-Coupon Bond Component for the remaining term of the securities.  If hypothetical funds are completely allocated out of the Equity Component, your opportunity to receive the variable monthly coupon payments on the securities will end and the Payment at Maturity per Security will be limited to the $10 principal amount and no more than a small Supplemental Redemption Amount, if any.

The above is an overview of the dynamic allocation process.  Please read the section in the accompanying preliminary pricing supplement called “Description of Securities—Reference Index—Reallocations of the Index Components” for a more detailed explanation of the allocation process.  You may access the preliminary pricing supplement via the following hyperlink:

Amendment No. 1 to Preliminary Pricing Supplement 569 dated April 8, 2008

Please also read the examples under “How the Protected Index-Linked Securities Work—Hypothetical Allocations” on page 13.

April 2008	Page 7

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Variable Monthly Coupon Payments

The variable monthly coupon payments on the securities will be based upon the allocation to the Equity Component within the Reference Index and calculated by reference to the distributions of the component securities of the S&P MLP Index. The variable coupon payment, payable monthly on the related Coupon Payment Date, will change over time, depending on (i) the Hypothetical Monthly Income related to the performance of the Equity Component in any month, (ii) the allocation to the Equity Component in the Reference Index, if any, and (iii) the Reference Index Closing Value.  The determination of the monthly coupon payment may be represented by the following formula:

Coupon payments, if any, will be paid with respect to each monthly period from, but excluding, the last calendar day of each month to, and including, the last calendar day of the next succeeding month (a “Monthly Coupon Payment Period”).  The coupon payment for each Monthly Coupon Payment Period, if any, will be determined on last calendar day of such Monthly Coupon Payment Period (the “Monthly Income Determination Date”) and will be paid on the third business day following the Monthly Income Determination Date (the “Coupon Payment Date”).  The first Coupon Payment Date will be June 4, 2008 and the Coupon Payment Date for the Monthly Coupon Payment Period occurring in October 2014 will be the Maturity Date.

The “Hypothetical Monthly Income” on any index business day will equal the aggregate value of any cash distributions with respect to the securities underlying the S&P MLP Index for which the ex-dividend dates fall within the relevant Monthly Coupon Payment Period.

The “Equity Component Closing Value” equals, on any index business day, the Underlying Index Closing Value plus the Hypothetical Monthly Income at the close of business on the relevant index business day.

If the Calculation Agent determines that the value of the Reference Index (excluding the Hypothetical Monthly Income) is less than 105% of the Bond Floor at the close of business on any Monthly Income Determination Date, no coupon payment will be made and the Hypothetical Monthly Income for such Monthly Coupon Payment Period will instead be deemed reinvested in the Equity Component in order to help prevent the allocation to the Equity Component within the Reference Index from being reduced to zero.

If the allocation to the Equity Component has been reduced to zero at any time, the Hypothetical Monthly Income will cease to accrue and you will receive no coupon payments for the remaining term of the securities.  Both the Reference Index Adjustment Factor and the Equity Component Adjustment Factor will be zero if the allocation to the Equity Component is reduced to zero.

The above is an overview of the variable monthly coupon payments.  Please read the section in the accompanying preliminary pricing supplement called “Description of Securities—Coupon Payments” and “Description of Securities—Reference Index—Determination of Hypothetical Monthly Income from any Equity Component” for a more detailed explanation of how the coupon payment and the Hypothetical Monthly Income are determined.  You may access the preliminary pricing supplement via the following hyperlink:

Amendment No. 1 to Preliminary Pricing Supplement 569 dated April 8, 2008

Please also read the examples under “How the Protected Index-Linked Securities Work—Hypothetical Coupon Payment Calculations” on page 17.

April 2008	Page 8

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Key Investment Rationale

The securities provide investors with the following opportunities:

▪	Monthly income (variable and can be reduced to zero)

▪	100% principal protection on their investment

▪	Potential enhanced returns on a bond portfolio by taking equity-linked risk on the coupon

▪
Access to a Reference Index that provides dynamic allocation among three components—the Equity Component, the Zero-Coupon Bond Component and the Leverage Component—while providing the potential for appreciation, variable monthly income and leveraged exposure to the Equity Component, while protecting 100% of principal

Best Case Scenario
The aggregate monthly coupon payments outperform the interest payments on a 6.5-year bond of equivalent rating issued by Morgan Stanley on a per annum basis
Investors receive their principal plus Supplemental Redemption Amounts at maturity

Worst Case Scenario	The allocation to the Equity Component is reduced to zero shortly after the issuance of the securities and the securities pay ZERO coupon payments Investors receive only their principal at maturity

Summary of Selected Key Risks (see page 19)

▪	The securities do not guarantee any coupon payments.

▪	The securities may not pay more than the principal amount at maturity.

▪	Any decline in the Reference Index’s allocation to the Equity Component will reduce both your variable coupon payments and your opportunity for any limited appreciation in the Reference Index.

▪
If the allocation to the Equity Component in the Reference Index goes to zero, it will stay at zero for the remaining term of the securities, and the securities will not participate in any appreciation in the Equity Component and cease to provide any more coupon payments.

▪
If any such reduction in the allocation to the Equity Component to zero were to occur, the earlier it occurs during the term of the securities, the more adversely it will affect the overall yield on the securities.

▪	There are risks associated with investments in securities with concentration in a single industry.

▪	The S&P MLP Index is composed of businesses that operate in the oil and gas sector and are thus exposed to risks related to that industry.

▪	The market price of the securities will be influenced by many unpredictable factors, and could be adversely affected by a decrease in the value of the S&P MLP Index or a decline in interest rates.

▪	Use of the Leverage Component may increase the adverse impact on the Reference Index from downward movements in the value of the Equity Component.

▪
Your return on the securities will reflect the deduction of costs such as the Reference Index Adjustment Factor and the Daily Leverage Charge, if any, and an implicit sales charge on the purchase of the securities due to the initial value of the Reference Index being set at 97, which is below the threshold value of 100.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original Issue Price is likely to adversely affect secondary market prices.

▪	Your brokerage firm and your broker may have economic interests that are different from yours due to the annual commission they receive if you hold your securities.

▪	Credit risk to Morgan Stanley.

April 2008	Page 9

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (settlement date):	Maturity Date:
April , 2008	April , 2008 (5 business days after the pricing date)	November 5, 2014
Key Terms
Issuer:	Morgan Stanley
Reference Index:
The Reference Index will be the 2008-1 MLP Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”).  The two assets are (i) the Equity Component and (ii) the Zero-Coupon Bond Component.  The liability is the Leverage Component.

The Reference Index will have an initial value of 97.
Please read “Investment Overview” on page 2 for more information on the Reference Index.
Issue Price:	$10 per Security. See “Syndicate Information” on page 11.
Denominations:	$10 and integral multiples thereof
Aggregate Principal Amount:	$
Payment at Maturity:	$10 plus a Supplemental Redemption Amount, if any.
Supplemental Redemption Amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the Determination Date from the threshold value of 100.
Variable Monthly Coupon:
The variable monthly coupon payment on the securities, payable on each Coupon Payment Date, will be based upon the allocation to the Equity Component within the Reference Index and calculated by reference to the distributions of the component securities of the S&P MLP Index.  The variable coupon payment is expected to change over time, depending on (i) the Hypothetical Monthly Income related to the performance of the Equity Component in any month, (ii) the allocation to the Equity Component, if any, and (iii) the Reference Index Closing Value.

Coupon payments will not be paid if the allocation to the Equity Component within the Reference Index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the Equity Component below a threshold value.

Please read “Investment Overview—Variable Monthly Coupon Payments” on page 8 for more information on the variable monthly coupon payments.
Coupon Payment Dates:
The third business day following the last calendar day of each month.  The first Coupon Payment Date will be June 4, 2008 and the Coupon Payment Date for the Monthly Coupon Payment Period occurring in October 2014 will be the Maturity Date.

Determination Date:	October 31, 2014
Equity Component:	Each “unit” of the Equity Component represents the value over time of an initial $100 hypothetical investment in the S&P MLP Index.
Zero-Coupon Bond Component:
Each “unit” of the Zero-Coupon Bond Component represents the value of a hypothetical $100 face value zero-coupon bonds investment maturing on the scheduled Determination Date with a yield to maturity equal to the applicable zero-coupon yield based on prevailing USD swap rates.  The Zero-Coupon Bond Component is used to assure that the value of the Reference Index will be at or above 100 at maturity.

Leverage Component:
The Leverage Component represents the cost of hypothetical borrowed funds which is used to leverage the allocation to the Equity Component above 100%.  The maximum allocation to the Equity Component is 150%.

Whenever the exposure to the Equity Component is increased above 100% through the use of the Leverage Component, the amount of the Leverage Component will be increased by a Daily Leverage Charge at the federal funds rate plus a spread of 1.40% per annum (on a 30/360-day basis).

Allocation Among Index Components:	Index Component	Allocation
	Equity Component	90% to 100%
	Zero-Coupon Bond Component	0% to 10%

The actual initial allocations will be determined on the Pricing Date.  Subsequent reallocations will set the allocation to the Equity Component to five times the difference between the Reference Index Closing Value and the Bond Floor.

Bond Floor:
Value at any given time of a hypothetical zero-coupon bond with a face value of $100 maturing on the scheduled Determination Date with a yield to maturity equal to the applicable zero-coupon yield based on prevailing USD swap rates.  The Bond Floor is compared to the Reference Index Closing Value in order to determine whether more or less hypothetical funds may be invested in the Equity Component in a manner that is consistent with the goal of assuring that the value of the Reference Index will be at or above 100 at maturity.

April 2008	Page 10

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Costs:	The value of the Reference Index will be reduced by certain adjustment factors and fees as described below. Such adjustment factors and fees will reduce the potential return on the securities:
▪ “Reference Index Adjustment Factor” of 1.75% per annum on the level of the Reference Index;
▪ “Daily Leverage Charge” of federal funds rate plus 1.40% per annum (on a 30/360-day basis) on any hypothetical amounts borrowed via the Leverage Component.
The Reference Index Adjustment Factor will be reduced to zero if the allocation to the Equity Component reduces to zero.
Additional costs include:
▪ An implicit 3% sales charge paid upon the purchase of the securities because the initial value of the Reference Index will be set at 97, which is below the threshold value of 100;
▪ Cost of bid/offer spread in hypothetical purchase and sale transactions to carry out index component reallocations.
Risk Factors:	Please read all of the “Risk Factors” on page 19.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617480173
Minimum Ticketing Size:	100 securities
Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Calculation Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of Proceeds and Hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the securities composing the S&P MLP Index, in total return swap contracts on the S&P MLP Index and in USD interest rate swaps.  We cannot give any assurance that our hedging activity will not affect the value of the S&P MLP Index and, therefore, such activity may adversely affect the value of the securities or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue Price of Securities	Selling Concession	Principal Amount of Securities for any single investor
$10.00	$0.3000	<$999K
$9.950	$0.2500	$1MM-$2.99MM
$9.925	$0.2250	$3MM-$4.99MM
$9.900	$0.2000	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

April 2008	Page 11

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Tax Considerations
The securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale, exchange or settlement of the securities will be treated as ordinary income.  If the securities were priced on March 26, 2008, the “comparable yield” would be a rate of 5.2072% per annum, compounded monthly; however, the final comparable yield will be determined on the pricing date and may differ from the comparable yield set forth above.  The projected payment schedule would be as follows:

DATE	PROJECTED PAYMENTS	DATE	PROJECTED PAYMENTS
June 4, 2008	$ 0.041947	September 6, 2011	$ 0.047733
July 3, 2008	$ 0.041947	October 5, 2011	$ 0.041947
August 5, 2008	$ 0.046286	November 3, 2011	$ 0.040500
September 3, 2008	$ 0.040500	December 5, 2011	$ 0.046286
October 3, 2008	$ 0.043393	January 4, 2012	$ 0.041947
November 5, 2008	$ 0.046286	February 3, 2012	$ 0.041947
December 3, 2008	$ 0.040500	March 5, 2012	$ 0.046286
January 5, 2009	$ 0.046286	April 4, 2012	$ 0.041947
February 4, 2009	$ 0.041947	May 3, 2012	$ 0.041947
March 4, 2009	$ 0.043393	June 5, 2012	$ 0.046286
April 3, 2009	$ 0.041947	July 5, 2012	$ 0.043393
May 5, 2009	$ 0.046286	August 3, 2012	$ 0.040500
June 3, 2009	$ 0.040500	September 5, 2012	$ 0.046286
July 6, 2009	$ 0.047733	October 3, 2012	$ 0.040500
August 5, 2009	$ 0.041947	November 5, 2012	$ 0.046286
September 3, 2009	$ 0.040500	December 5, 2012	$ 0.043393
October 5, 2009	$ 0.046286	January 3, 2013	$ 0.040500
November 4, 2009	$ 0.041947	February 5, 2013	$ 0.046286
December 3, 2009	$ 0.041947	March 5, 2013	$ 0.043393
January 5, 2010	$ 0.046286	April 3, 2013	$ 0.040500
February 3, 2010	$ 0.040500	May 3, 2013	$ 0.043393
March 3, 2010	$ 0.043393	June 5, 2013	$ 0.046286
April 5, 2010	$ 0.046286	July 3, 2013	$ 0.040500
May 5, 2010	$ 0.043393	August 5, 2013	$ 0.046286
June 3, 2010	$ 0.040500	September 4, 2013	$ 0.041947
July 6, 2010	$ 0.047733	October 3, 2013	$ 0.041947
August 4, 2010	$ 0.040500	November 5, 2013	$ 0.046286
September 3, 2010	$ 0.041947	December 4, 2013	$ 0.041947
October 5, 2010	$ 0.046286	January 3, 2014	$ 0.041947
November 3, 2010	$ 0.040500	February 5, 2014	$ 0.046286
December 3, 2010	$ 0.043393	March 5, 2014	$ 0.043393
January 5, 2011	$ 0.046286	April 3, 2014	$ 0.040500
February 3, 2011	$ 0.040500	May 5, 2014	$ 0.046286
March 3, 2011	$ 0.043393	June 4, 2014	$ 0.041947
April 5, 2011	$ 0.046286	July 3, 2014	$ 0.041947
May 4, 2011	$ 0.041947	August 5, 2014	$ 0.046286
June 3, 2011	$ 0.041947	September 4, 2014	$ 0.041947
July 5, 2011	$ 0.046286	October 3, 2014	$ 0.041947
August 3, 2011	$ 0.040500	November 5, 2014	$ 10.046286

The actual comparable yield and the projected payment schedule of the securities will be updated in the final pricing supplement.  You should read the discussion under “Description of Securities — United States Federal Income Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the securities, and we make no representation regarding the actual amounts of payments that will be made on a security.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”  Non-U.S. investors should note that an investment in the securities may be treated as a “U.S. real property interest” within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, which may result in adverse tax consequences for non-U.S. investors with respect to the receipt of any coupon payments and upon the sale, exchange or settlement of the securities.

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

How the Protected Index-Linked Securities Work

Hypothetical Payments at Maturity
At maturity, if the Reference Index Closing Value on the Determination Date is greater than the threshold value, for each $10 principal amount of securities that you hold, you will receive a Supplemental Redemption Amount in addition to the principal amount of $10.  The Supplemental Redemption Amount will be calculated by the Calculation Agent on the Determination Date and is equal to (i) $10 times (ii) the percentage, if any, by which the Reference Index Closing Value on the Determination Date exceeds the threshold value.

Example:

The Reference Index Closing Value on the Determination Date is 10% greater than the threshold value.

Reference Index initial value:	97
Threshold value:	100
Reference Index Closing Value on the Determination Date:	110

In the example above, without regard to any coupon payment that may be due at maturity, the total Payment at Maturity per Security would equal $11.00, which is the sum of the principal amount of $10 and a Supplemental Redemption Amount of $1.00.

If the Reference Index Closing Value on the Determination Date is less than or equal to the threshold value, you will not receive any Supplemental Redemption Amount and will receive only the return of your $10 principal amount at maturity, plus a final coupon payment, if any.

Although the Supplemental Redemption Amount and the Payment at Maturity are calculated as described above, the yield on the securities will also depend significantly on the monthly coupon payment on the securities, which is variable and may be zero.  You should read “—Hypothetical Coupon Payment Calculations” on page 17 and “Information about the Reference Index—Hypothetical Historical Data on the Reference Index” on page 22 in order to understand how the return on the securities is affected by the nature and timing of changes in the allocation of the Index Components in the Reference Index.

Hypothetical Allocations
The asset allocation of the Reference Index will fluctuate during the term of the securities based on, among other things, the performance of the Equity Component and interest rates.  If the Equity Component has declined in value or interest rates decline, some or all of the hypothetical funds may be allocated out of the Equity Component and into the Zero-Coupon Bond Component, in order to preserve the objective of the Reference Index to be at least equal to 100 on the Determination Date.  Only to the extent that hypothetical funds are allocated to the Equity Component, will the Reference Index participate in subsequent increases in value resulting from the performance of the S&P MLP Index.

The following are four hypothetical examples of the effects of Reallocation Determination Events.  These hypothetical examples assume that the value of the Reference Index does not change between the determination of a Reallocation Determination Event and the subsequent reallocation and that purchases and sales of the Equity Component and Zero-Coupon Bond Component are made without taking into account the bid/offer spread.

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Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Example 1:

A Reallocation Determination Event requires the entire value of the hypothetical funds to be allocated to the Equity Component.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value:	106.25	Reference Index Closing Value:	106.25
Bond Floor:	85.00	Bond Floor:	85.00
Buffer:	20% (106.25 – 85.00)/106.25	Buffer:	20%
Multiple:	5	Multiple:	5
Targeted Equity Exposure:	100%	Targeted Equity Exposure:	100%
Gap Ratio:	26.56% (106.25 – 85)/80	Gap Ratio:	20.00%
Target Gap Risk Range:	15% to 25%	Target Gap Risk Range:	15% to 25%
Current Value of Allocation to Equity Component:	80.00	Current Value of Allocation to Equity Component:	106.25
Current Value of Allocation to Zero-Coupon Bond Component:	26.25	Current Value of Allocation to Zero-Coupon Bond Component:	0.00
Current Value of Allocation to Leverage Component:	0.00	Current Value of Allocation to Leverage Component:	0.00

In the example above, the Gap Ratio is 26.56%, which is outside the Target Gap Risk Range.  Consequently, a Reallocation Determination Event has occurred and the Calculation Agent must determine the Targeted Equity Exposure, which is 100% (Buffer times Multiple or 20% times 5).  To effect the reallocation then required, which is to increase the exposure of the Reference Index to the Equity Component, the Calculation Agent hypothetically sells the Zero-Coupon Bond Component and purchases additional Equity Component, so that the exposure to the Equity Component will be equal to 100% of the Reference Index Closing Value.

Example 2:

A Reallocation Determination Event requires the use of the Leverage Component to increase the allocation to the Equity Component to greater than 100% of the value of the Reference Index.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value:	109	Reference Index Closing Value:	109
Bond Floor:	85.00	Bond Floor:	85.00
Buffer:	22.02% (109 – 85.00)/109	Buffer:	22.02%
Multiple:	5	Multiple:	5
Targeted Equity Exposure:	110.09%	Targeted Equity Exposure:	110.09%
Gap Ratio:	26.67% (109.00 – 85.00)/90.00	Gap Ratio:	20.00%
Target Gap Risk Range:	15% to 25%	Target Gap Risk Range:	15% to 25%
Current Value of Allocation to Equity Component:	90.00	Current Value of Allocation to Equity Component:	120
Current Value of Allocation to Zero-Coupon Bond Component:	19.00	Current Value of Allocation to Zero-Coupon Bond Component:	0.00
Current Value of Allocation to Leverage Component:	0.00	Current Value of Allocation to Leverage Component:	11.00

In the example above, the Gap Ratio is 26.67%, which is outside the Target Gap Risk Range.  Consequently, a Reallocation Determination Event has occurred, and the Calculation Agent must determine the Targeted Equity Exposure, which is

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Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

110.09% (Buffer times Multiple or 22.02% times 5).  To effect the reallocation then required, which is to increase the exposure of the Reference Index to the Equity Component, the Calculation Agent hypothetically sells the Zero-Coupon Bond Component and uses the Leverage Component to purchase additional Equity Component, so that the exposure to the Equity Component will be equal to 110.09% of the Reference Index Closing Value.

Example 3:

A Reallocation Determination Event requires the allocation to the Equity Component to be reduced and the reduction of the Leverage Component to zero before increasing the allocation to the Zero-Coupon Bond Component.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value:	101.00	Reference Index Closing Value:	101.00
Bond Floor:	85.00	Bond Floor:	85.00
Buffer:	15.84% (101.00 – 85.00)/101.00	Buffer:	15.84%
Multiple:	5	Multiple:	5
Targeted Equity Exposure:	approximately 79.21%	Targeted Equity Exposure:	approximately 79.21%
Gap Ratio:	14.68% (101.00 – 85.00)/109.00	Gap Ratio:	20.00%
Target Gap Risk Range:	15% to 25%	Target Gap Risk Range:	15% to 25%
Current Value of Allocation to Equity Component:	109.00	Current Value of Allocation to Equity Component:	80.00
Current Value of Allocation to Zero-Coupon Bond Component:	0.00	Current Value of Allocation to Zero-Coupon Bond Component:	21.00
Current Value of Allocation to Leverage Component:	8.00	Current Value of Allocation to Leverage Component:	0.00

In the example above, the Gap Ratio is 14.68%, which is outside the Target Gap Risk Range.  Consequently, a Reallocation Determination Event has occurred and the Calculation Agent must determine the Targeted Equity Exposure, which is 79.21% (Buffer times Multiple or 15.84% times 5).  To effect the reallocation then required, which is to decrease the exposure to the Reference Index to the Equity Component, the Calculation Agent hypothetically sells a portion of the Equity Component, using the hypothetical funds received to first reduce the Leverage Component to zero and then to purchase an amount of the Zero-Coupon Bond Component until the exposure to the Equity Component decreases to 79.21% of the Reference Index Closing Value.

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Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Example 4:

The Buffer falls below 1% and a Defeasance Event has occurred, requiring the allocation to the Equity Component to be reduced to zero.  The resulting amount of hypothetical funds from the hypothetical sale of the Equity Component added to the value of the Zero-Coupon Bond Component is less than the Bond Floor.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value:	86.00	Reference Index Closing Value:	86.00
Bond Floor:	86.50	Bond Floor:	86.50
Buffer:	–0.58% (86.00 – 86.50/86.00	Buffer:	N/A Defeasance
Multiple:	5	Multiple:	5
Targeted Equity Exposure:	-2.91%	Targeted Equity Exposure:	0.00%
Gap Ratio:	-16.67% (86.00 – 86.50)/3.00	Gap Ratio:	N/A Defeasance
Target Gap Risk Range:	15% to 25%	Target Gap Risk Range:	N/A Defeasance
Current Value of Allocation to Equity Component:	3.00	Current Value of Allocation to Equity Component:	0.00
Current Value of Allocation to Zero-Coupon Bond Component:	83.00	Current Value of Allocation to Zero-Coupon Bond Component:	86.00
Current Value of Allocation to Leverage Component:	0.00	Current Value of Allocation to Leverage Component:	0.00

In the example above, the Reference Index Closing Value is 86.00 and the Bond Floor is 86.50, thereby decreasing the Buffer to below 1% causing a Defeasance Event.  As a result, the Calculation Agent hypothetically sells all of the remaining Equity Component and purchases an additional amount of the Zero-Coupon Bond Component with the hypothetical proceeds of such sale.  No hypothetical funds will be allocated to the Equity Component for the remaining term of the securities and, consequently, there will be no further coupon payments on the securities.

Please read “Annex B—Hypothetical Allocations” in the accompanying preliminary pricing supplement for additional examples illustrating the hypothetical reallocation process.  You may access the preliminary pricing supplement via the following hyperlink:

Amendment No. 1 to Preliminary Pricing Supplement 569 dated April 8, 2008

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Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Hypothetical Coupon Payment Calculations

The monthly coupon on each Security will vary and may be zero.  The amount of the coupon payments, if any, will be determined on the last calendar day of each month and will be equal to (A) the product of (i) the Hypothetical Monthly Income calculated for such Monthly Coupon Payment Period divided by the Equity Component Closing Value, (ii) the allocation to the Equity Component and (iii) the Reference Index Closing Value divided by (B) 10.  The determination of the monthly coupon payment may be represented by the following formula:

The Hypothetical Monthly Income calculated for each Monthly Coupon Payment Period will be related to the Equity Component.  The Hypothetical Monthly Income will be determined by the Calculation Agent and will equal the value of any cash distributions with respect to the securities underlying the S&P MLP Index, the ex-dividend dates for which fall within the relevant Monthly Coupon Payment Period.  In the hypothetical examples below, the Issuer will provide the figures for the Hypothetical Monthly Income.

The five examples of hypothetical coupon payments set forth below are based on the following assumptions:

▪	Principal amount of each Security:	$10.00

▪
Hypothetical Monthly Income will be reinvested rather than paid as monthly coupon payment if the value of the Reference Index (excluding the Hypothetical Monthly Income) is less than or equal to 105% of the Bond Floor on the last calendar day of each month.

▪
Allocation of the Reference Index to the Equity Component will be reduced to zero and remain zero for the remaining term of the securities if the value of the Reference Index is less than 101% of the Bond Floor.

▪	Values of the Reference Index and the Equity Component have been reduced by the Reference Index Adjustment Factor and the Daily Leverage Charge, if any.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied.  These examples are not intended to illustrate a complete range of possible coupon payments.

Example 1:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 103, the value of the Equity Component is 101 and the value of the Bond Floor is 85.  The Hypothetical Monthly Income is $0.55.  The allocation of the Reference Index to the Equity Component is 90%.

The monthly coupon payment per Security is $0.0505 or approximately 6.06% per annum on the $10 principal amount of each Security.

Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

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Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Example 2:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 97, the value of the Equity Component is 98 and the value of the Bond Floor is 85.  The Hypothetical Monthly Income is $0.60.  The allocation of the Reference Index to the Equity Component is 51%.

The monthly coupon payment per Security is $0.0303 or approximately 3.63% per annum on the $10 principal amount of each Security. Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

Example 3:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 106, the value of the Equity Component is 102 and the value of the Bond Floor is 80  The Hypothetical Monthly Income is $0.70.  The allocation of the Reference Index to the Equity Component is 112%.

The monthly coupon payment per Security is $0.0815 or approximately 9.78% per annum on the $10 principal amount of each Security.

Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

Example 4:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 93, the value of the Equity Component is 88 and the value of the Bond Floor is 89.  The Hypothetical Monthly Income is $0.85.  The allocation of the Reference Index to the Equity Component is 51%.

The calculated Monthly Coupon would be $.0458 per Security.  However, because the value of the Reference Index is less than 105% of the Bond Floor ((93 – 89)/89 = 4.49%), the Hypothetical Monthly Income will be reinvested, and no monthly coupon payment will be made.

The monthly coupon payment per Security is, therefore, $0.00 or 0% per annum on the $10 principal amount of each Security.

Example 5: At the close of business on any index business day, the value of the Reference Index is 95, the value of the Equity Component is 93 and the value of the Bond Floor is 94.50.  The allocation of the Reference Index to the Equity Component is reduced to 0.00% at the close of business on the following index business day.  At the end of the Monthly Coupon Payment Period, the Hypothetical Monthly Income is $0.85.

However, since the Buffer was less than 1%, a Defeasance Event occurred and the allocation of the Reference Index to the Equity Component was reduced to zero and will remain zero for the remaining term of the securities.  Consequently, the monthly coupon payment per Security is $0.00 or 0% per annum on the $10 principal amount of each Security.  Furthermore, no coupon payments will be made for the remaining term of the securities, and the securities will not participate in any subsequent increase in the value of the S&P MLP Index.

Please read “Annex C—Hypothetical Coupon Payment Calculations on the Securities” in the accompanying preliminary pricing supplement for additional examples on hypothetical coupon payment calculations.  You may access the preliminary pricing supplement via the following hyperlink:

Amendment No. 1 to Preliminary Pricing Supplement 569 dated April 8, 2008

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Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the securities and the suitability of such securities in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement.

Structure Specific Risk Factors

▪
Coupon payments are variable and may be zero.  The monthly coupon payments on the securities are variable and may be zero.  The amount of the coupon will depend on the Hypothetical Monthly Income in the Equity Component, the allocation to the Equity Component within the Reference Index and the Reference Index Closing Value.  During any month (except the last month before maturity), it is possible that the coupon may be set to zero if the hypothetical income is required to be invested in the Equity Component to prevent the allocation to the Equity Component from going to zero.  If the allocation to the Equity Component within the Reference Index goes to zero, the securities will not pay a coupon for the remainder of their term.

▪
The securities may not pay more than the principal amount at maturity.  If the Reference Index Closing Value on the Determination Date is less than 100, the Supplemental Redemption Amount will be zero and you will receive only the principal amount of $10 for each Security you hold at maturity. The return of only the principal amount at maturity, and the variable Coupons Payments, if any, over the term of the securities may be less than the amount that would be paid on an ordinary debt security and may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
Allocation to the Equity Component may decline and adversely affect the yield on the securities.  While the initial allocation to the Equity Component will be in the range of 90% to 100%, this allocation will change over the term of the securities.  Certain economic or market factors, such as declines or insufficient gains in the value of the Equity Component or low interest rates, will cause the allocation to the Zero-Coupon Bond Component to increase.  Any allocation of the Reference Index to the Zero-Coupon Bond Component, including when the initial allocation to the equity component is less than 100%, will reduce the extent to which the Reference Index will participate in the performance of the Equity Component.  The appreciation, if any, of the Reference Index above the threshold value is also dependent upon the allocation to the Equity Component within the Reference Index.  In other words, if the allocation to the Equity Component is reduced, it is possible that the value of the Equity Component may increase during the term of the securities, but that the value of the Reference Index may reflect little, if any, of that increase.  If the allocation to the Equity Component goes to zero, it will remain at zero for the remainder of the term of the securities.

▪
Allocation procedures may adversely impact the payment at maturity.  Investing in the securities is not the same as a direct investment in any of the components of the Reference Index, because the Reference Index changes its allocation among the Index Components whenever a Reallocation Determination Event occurs. The timing of the reallocations among the Index Components can adversely affect the value of the Reference Index on the Determination Date, which will in turn adversely affect the Supplemental Redemption Amount.

▪
There are risks associated with investments in securities with concentration in a single industry.  The securities included in the S&P MLP Index are securities of businesses in the oil and gas sector.  The S&P MLP Index may be subject to increased price volatility because of this industry concentration and may be particularly susceptible to adverse economic, market, political or regulatory occurrences affecting the oil and gas sector.

▪
The S&P MLP Index is composed of businesses that operate in the oil and gas sector.  Businesses that operate in the oil and gas sector are subject to the specific risks of operating in that industry sector.  These risks include, but are not limited to: changes in demand for energy products, including crude oil, natural gas and other hydrocarbon products; risks associated with businesses structured as master limited partnerships, including changes in tax or other laws affecting master limited partnerships generally; regulatory changes affecting pipeline fees and other regulatory fees in the energy sector; changes in interest rates; changes in the relative prices of competing energy products; the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products; decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions

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Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

or otherwise; operational and financial losses due to natural disasters or the outbreak of war, terrorism, rebellion or other hostilities; increased competition; risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products, especially hydrocarbons, that could result in loss of life, significant property damage and environmental pollution; and general economic and geopolitical conditions in the United States and globally.  In addition, many of the master limited partnerships included in the S&P MLP Index are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses.  By investing in the securities, you have a concentrated exposure in these businesses and the risks inherent in them.  For more information on the S&P MLP Index, see “Description of the Securities-S&P MLP Index.”

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market including the value of the Reference Index and the Index Components, the value of the S&P MLP Index, the distribution rate on the securities in the S&P MLP Index, the time remaining to maturity and the creditworthiness of Morgan Stanley.

▪
Use of leverage may adversely affect the securities.  Although the Leverage Component offers the potential for increases in the Reference Index value that are greater than corresponding increases in the value of an un-leveraged investment in the Equity Component, leverage also entails a higher degree of risk: any downward movement in the value of the Equity Component will result in a correspondingly larger reduction in the Reference Index. In addition, the Daily Leverage Charge associated with the allocation to the Leverage Component will reduce the value of the Reference Index daily.

▪
Costs will affect the value of the securities.  Your return on the securities will reflect the deduction of certain costs of investing in the securities.  These costs include explicit charges that will be reflected in reductions in the value of the Reference Index over the term of the securities, by means of the Reference Index Adjustment Factor and the Daily Leverage Charge.  The Reference Index will also be reduced as a consequence of effecting hypothetical purchases and sales of the Equity Component and the Zero-Coupon Bond Component at opposite sides of the applicable bid/offer spread in the course of reallocations of the Index Components.  In addition, there is an implicit sales charge paid upon the purchase of the securities because the initial value of the Reference Index will be set at 97, which is below the threshold value of 100.

Other Risk Factors

▪	Secondary trading may be limited. There may be little or no secondary market for the securities. The securities will not be listed on any exchange.

▪
The inclusion of commissions in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original Issue Price, since the original Issue Price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Potential adverse economic interests of the Calculation Agent.  The economic interests of the Calculation Agent and other affiliates of the Issuer are potentially adverse to an investor’s interests.  The Calculation Agent has certain potential conflicts of interest by virtue of its relationship with the Issuer and the hedging activity related to securities which it or other affiliates will carry out.

▪
The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours.  In addition to the commission paid at the time of the initial offering of the securities, commissions will be paid on an annual basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities.  As a result of these arrangements, your brokerage firm and your broker may have an incentive to encourage you to hold the securities because they will not receive the annual commission for the current year or for future years if you sell your securities.

▪
Hedging and trading activity by the Calculation Agent and its affiliates could potentially adversely affect the value of the S&P MLP Index or USD swap rates.  MS & Co. and other affiliates of the Issuer’s will carry out hedging activities related to the

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Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

securities (and to other instruments linked to the S&P MLP Index or its component securities).  MS & Co. and some of the Issuer’s other subsidiaries also trade the securities composing the S&P MLP Index and in other financial instruments related to the S&P MLP Index and USD interest rate swaps on a regular basis.  Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the initial value of the S&P MLP Index and, as a result, could increase the value at which the S&P MLP Index must close before you receive a payment at maturity that exceeds the principal amount on the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the S&P MLP Index and USD swap rates and, accordingly, the amount of cash you may receive on the Coupon Payment Dates and at maturity.

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Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

Information about the Reference Index

Hypothetical Historical Data on the Reference Index

The following tables and graphs set forth hypothetical historical levels of the reference index, monthly coupon (per $10 principal amount of the securities), and the value of the equity component (one unit) at the end of each month during three different six and one-half year periods beginning on July 20, 2001, August 20, 2001 and September 20, 2001.  This hypothetical historical information has been calculated as if the reference index existed during the relevant periods and should not be taken as an indication of the future performance of the reference index over the term of the securities or future coupon payments or the actual total payment on the maturity date of the securities.  Because the index levels were not calculated prior to its base date of July 20, 2001, it is only possible to illustrate the hypothetical historical levels of the reference index over the period since July 20, 2001.  The data is presented in order for you to better understand how the monthly coupon payments and the payment at maturity will be calculated and do not in any way predict actual payments on the securities.  We can give you no assurance that the securities will pay an amount at maturity that is greater than the principal amount of the securities or that the securities will not experience a defeasance event so that your opportunity to receive coupon payments will end prior to maturity, or even early in the term of the securities.

The following hypothetical historical information has been calculated by the calculation agent on the same basis as the reference index and the coupon payments will be calculated.  However, the calculations used to determine the hypothetical historical closing levels of the reference index contain necessary assumptions, estimates and approximations that may not be reflected in the calculation of the level of the reference index and coupon payments over the term of the securities, including the principal assumptions set forth below.  As a result, the following hypothetical historical values of the reference index and monthly coupon payments may be different than they would have been if those assumptions had not been made and those estimates and approximations had not been necessary to calculate these hypothetical historical values.

The calculations assume that:

▪	the reference index was created on the first business day of each 6.5-year period with a level of 97;

▪
the initial allocations to the equity component and zero-coupon bond component are different in each example and were obtained based on the targeted equity exposure as determined at the beginning of each 6.5-year period;

▪	upon any modification to the S&P MLP Index, the adjusted price reported on Bloomberg which adjusts for that modification was used to reflect the impact of that modification on the S&P MLP Index;

▪	the distributions in respect of the MLP units included in the S&P MLP Index were, for periods from and including July 20, 2001, equal to those reported by S&P, and

▪
reallocations between the equity component and zero-coupon bond component were at mid-volatility or mid-swap rates (rather than at the bid-volatility or offered-swap rates which will be used for hypothetical purchases of the equity component or zero-coupon bond component, or the offered-volatility or bid-swap rates which will be used for hypothetical sales of the equity component or zero-coupon bond component, in order to effect a reallocation).

The following hypothetical historical values have not been verified by an independent third party.  Swap rates used to calculate the hypothetical historical zero-coupon bond component were taken from Bloomberg.

April 2008	Page 22

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

	2001			2002			2003			2004			2005			2006			2007			2008
6.5 Year Period Beginning July 20, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January				88.19	0.09318	101.82	86.43	0.00000	97.20	90.38	0.00000	123.17	90.25	0.00000	138.97	91.69	0.00000	137.73	95.81	0.00000	161.51	100.93	0.00000	153.15
February				81.25	0.01644	91.07	87.85	0.00000	96.73	91.26	0.00000	123.75	89.66	0.00000	140.04	91.79	0.00000	135.11	96.37	0.00000	164.58
March				82.85	0.00000	98.65	87.79	0.00000	97.65	92.20	0.00000	126.96	89.45	0.00000	133.78	91.87	0.00000	135.73	96.77	0.00000	171.12
April				85.12	0.03966	101.09	88.76	0.00000	105.32	88.77	0.00000	116.13	90.30	0.00000	138.58	92.22	0.00000	138.39	97.13	0.00000	180.92
May				84.18	0.02569	97.84	90.96	0.00000	107.45	88.04	0.00000	114.12	90.93	0.00000	138.02	92.40	0.00000	138.48	97.53	0.00000	177.82
June				82.33	0.00000	90.80	90.98	0.00000	111.07	88.28	0.00000	116.29	91.19	0.00000	142.26	92.55	0.00000	135.94	97.96	0.00000	178.46
July	97.62	0.13633	100.54	82.83	0.00000	90.98	87.74	0.00000	113.20	88.83	0.00000	121.08	90.59	0.00000	149.86	93.22	0.00000	141.87	98.42	0.00000	175.46
August	101.27	0.07350	103.51	85.30	0.00000	95.62	87.36	0.00000	112.38	90.39	0.00000	122.69	91.40	0.00000	144.45	93.82	0.00000	143.61	98.76	0.00000	163.48
September	89.34	0.00000	99.61	86.22	0.00000	90.84	89.98	0.00000	113.70	90.37	0.00000	128.79	90.93	0.00000	144.48	94.34	0.00000	140.65	99.33	0.00000	156.70
October	93.26	0.11033	105.66	85.84	0.00000	91.45	88.97	0.00000	116.74	90.91	0.00000	126.79	90.78	0.00000	141.36	94.70	0.00000	147.88	99.84	0.00000	167.92
November	89.02	0.03675	101.05	84.24	0.00000	90.67	89.02	0.00000	119.67	89.99	0.00000	131.13	91.11	0.00000	134.39	95.20	0.00000	152.89	100.20	0.00000	159.50
December	89.66	0.00180	103.33	86.78	0.00000	92.40	90.11	0.00000	124.62	90.31	0.00000	133.03	91.46	0.00000	130.34	95.49	0.00000	153.98	100.67	0.00000	159.50

The Supplemental Redemption Amount per Security for this period would have been $0.09 and the aggregate value of the Coupon Payments would have been $0.53368.  The total return on your investment per Security for this six and a half year period would have been equal to 6.27% of the principal amount.

April 2008	Page 23

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

	2001			2002			2003			2004			2005			2006			2007			2008
6.5 Year Period Beginning August 20, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January				84.07	0.06786	98.52	85.14	0.00000	94.05	88.67	0.00000	119.18	89.88	0.00000	134.47	91.27	0.00000	133.26	95.34	0.00000	156.27	100.70	0.00000	153.41
February				79.36	0.01189	88.11	86.81	0.00000	93.60	89.73	0.00000	119.73	89.27	0.00000	135.49	91.36	0.00000	130.73	95.92	0.00000	159.24	100.88	0.00000	153.04
March				79.83	0.00000	95.45	86.78	0.00000	94.48	90.65	0.00000	122.85	89.04	0.00000	129.44	91.43	0.00000	131.33	96.33	0.00000	165.57
April				82.11	0.02870	97.81	87.26	0.00000	101.90	87.89	0.00000	112.37	89.92	0.00000	134.09	91.77	0.00000	133.90	96.67	0.00000	175.05
May				81.64	0.01859	94.67	89.66	0.00000	103.96	87.61	0.00000	110.42	90.57	0.00000	133.55	91.93	0.00000	133.99	97.05	0.00000	172.05
June				80.68	0.00000	87.86	89.47	0.00000	107.47	87.86	0.00000	112.52	90.83	0.00000	137.64	92.08	0.00000	131.53	97.47	0.00000	172.67
July				81.54	0.00000	88.03	85.76	0.00000	109.53	88.42	0.00000	117.16	90.20	0.00000	145.00	92.77	0.00000	137.26	97.95	0.00000	169.77
August	96.54	0.01108	99.71	83.88	0.00000	92.52	85.58	0.00000	108.74	90.02	0.00000	118.71	91.03	0.00000	139.77	93.39	0.00000	138.95	98.27	0.00000	158.18
September	85.31	0.00000	96.38	85.22	0.00000	87.90	88.53	0.00000	110.01	90.00	0.00000	124.61	90.53	0.00000	139.80	93.90	0.00000	136.09	98.86	0.00000	151.62
October	88.68	0.08078	102.23	84.67	0.00000	88.49	87.26	0.00000	112.95	90.55	0.00000	122.67	90.37	0.00000	136.78	94.27	0.00000	143.08	99.38	0.00000	162.47
November	84.93	0.02691	97.77	83.11	0.00000	87.73	87.18	0.00000	115.79	89.62	0.00000	126.88	90.69	0.00000	130.03	94.77	0.00000	147.93	99.72	0.00000	154.33
December	85.03	0.00131	99.98	85.89	0.00000	89.41	88.06	0.00000	120.58	89.94	0.00000	128.71	91.05	0.00000	126.11	95.04	0.00000	148.99	100.23	0.00000	154.33

The Supplemental Redemption Amount per Security for this period would have been $0.09 and the aggregate value of the Coupon Payments would have been $0.24712.  The total return on your investment per Security for this six and a half year period would have been equal to 3.35% of the principal amount.

April 2008	Page 24

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

	2001			2002			2003			2004			2005			2006			2007			2008
6.5 Year Period Beginning September 20, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January				108.65	0.19513	111.04	90.93	0.05370	106.00	100.97	0.06986	134.32	107.20	0.07337	151.55	102.40	0.04479	150.20	111.52	0.07143	176.12	108.53	0.03375	172.90
February				92.65	0.04913	99.31	91.57	0.00766	105.49	101.56	0.02948	134.95	107.54	0.04601	152.71	101.13	0.03339	147.34	113.11	0.04538	179.48	108.04	0.02599	170.55
March				101.65	0.00000	107.58	91.59	0.00000	106.49	103.50	0.00551	138.46	103.52	0.00126	145.89	101.27	0.00881	148.02	116.39	0.00265	186.61	104.58	0.00000	153.93
April				104.84	0.14835	110.24	94.09	0.04305	114.85	96.75	0.05392	126.65	106.51	0.08199	151.13	102.47	0.05354	150.91	122.22	0.08080	197.29
May				99.64	0.09613	106.70	96.31	0.01964	117.17	95.67	0.01774	124.45	106.18	0.03559	150.52	102.41	0.03933	151.01	120.10	0.06836	193.92
June				90.73	0.00000	99.02	97.28	0.00000	121.13	96.52	0.00407	126.82	108.66	0.00489	155.14	100.83	0.00689	148.24	120.36	0.01565	194.61
July				87.10	0.04806	99.22	95.69	0.06216	123.44	98.43	0.07419	132.04	113.53	0.09990	163.43	103.06	0.04228	154.71	118.32	0.05853	191.34
August				90.28	0.02679	104.27	95.10	0.01825	122.56	99.79	0.01951	133.80	109.23	0.05927	157.53	103.84	0.03812	156.60	110.40	0.03121	178.28
September	106.72	0.00000	108.63	89.50	0.00000	99.07	97.18	0.00059	123.99	102.60	0.00085	140.45	109.09	0.00975	157.56	102.73	0.00209	153.38	108.26	0.00000	170.88
October	116.00	0.20530	115.22	89.37	0.03904	99.73	97.62	0.06947	127.30	101.73	0.07717	138.26	105.46	0.06127	154.16	105.71	0.05209	161.27	112.22	0.05107	183.12
November	108.01	0.06842	110.19	87.83	0.01096	98.87	98.80	0.01363	130.51	103.26	0.01607	143.00	102.03	0.03847	146.56	107.85	0.04023	166.72	109.37	0.02981	173.94
December	111.46	0.00476	112.68	90.30	0.00089	100.77	101.65	0.00535	135.90	104.17	0.00096	145.07	99.83	0.00508	142.14	108.25	0.00213	167.92	109.49	0.00000	173.94

The Supplemental Redemption Amount per Security for this period would have been $0.46 and the aggregate value of the Coupon Payments would have been $2.95098.  The total return on your investment per Security for this six and a half year would have been equal to 34.09% of the principal amount.

April 2008	Page 25

Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index

S&P MLP Index
The S&P MLP Index is a modified market capitalization weighted index composed of MLPs in the oil and gas sector.  The majority of MLPs, and all of the MLPs eligible for inclusion in the S&P MLP Index, are in the energy sector and tend to be concentrated in businesses that produce consistent cash flow but have limited growth potential, such as pipelines and storage terminals.  MLPs generally trade on securities exchanges but are not subject to entity-level taxation.  The S&P MLP Index is calculated and maintained by S&P and is intended to track the leading oil and gas MLPs that trade on major U.S. exchanges.  The base date of the S&P MLP Index is July 20, 2001 and the base value is 1,000.  As of December 31, 2007 the S&P MLP Index had forty constituents with a total adjusted market capitalization of $70.72 billion. For additional information about the S&P MLP Index, see the information set forth under “Description of Securities—S&P MLP Index” in the accompanying preliminary pricing supplement.

Historical and Indicative Information on the S&P MLP Index

The following table presents the published high, low and end-of-quarter closing values of the S&P MLP Index for each quarter in the period from January 1, 2003 through March 27, 2008.  The closing value of the S&P MLP Index on March 27, 2008 was 1,453.05.  You should not take the historical and indicative values of the S&P MLP Index as an indication of future performance.

	High	Low	Period End
2003
First Quarter	976.70	929.03	976.51
Second Quarter	1,115.07	982.06	1,110.74
Third Quarter	1,139.58	1,080.41	1,136.82
Fourth Quarter	1,249.80	1,142.72	1,245.20
2004
First Quarter	1,268.61	1,203.86	1,268.61
Second Quarter	1,269.71	1,066.58	1,161.88
Third Quarter	1,287.71	1,169.51	1,287.71
Fourth Quarter	1,330.08	1,235.84	1,330.08
2005
First Quarter	1,414.70	1,291.69	1,337.60
Second Quarter	1,423.53	1,321.57	1,421.78
Third Quarter	1,508.22	1,391.48	1,443.54
Fourth Quarter	1,447.75	1,286.19	1,301.97
2006
First Quarter	1,388.15	1,311.05	1,355.34
Second Quarter	1,385.42	1,315.71	1,357.26
Third Quarter	1,429.15	1,361.10	1,406.02
Fourth Quarter	1,556.41	1,391.22	1,539.30
2007
First Quarter	1,715.24	1,513.39	1,710.71
Second Quarter	1,815.19	1,715.15	1,782.10
Third Quarter	1,834.80	1,551.41	1,566.98
Fourth Quarter	1,664.25	1,535.43	1,595.02
2008
First Quarter (through March 27, 2008)	1,611.58	1,411.52	1,453.05

April 2008	Page 26